For Immediate release:

Republic Airways Holdings
Media Contact: Carlo Bertolini
Tel. (317) 484-6069
IR Contact: Timothy Dooley
Tel. (317) 487-4308

Republic Airways Announces Order for up to 80 Bombardier CSeries Aircraft

Indianapolis (Feb. 25, 2010) – Republic Airways Holdings Inc. (NASDAQ: RJET) announced today it has signed a purchase agreement for 40 CS300 jets, part of the next-generation CSeries aircraft being developed by Bombardier. Republic also has options for up to an additional 40 aircraft.  The aircraft, which will be configured in a single-cabin, with two-by-three seating for 138 passengers, including 25 STRETCH seats, is scheduled for delivery beginning in the second quarter of 2015.

The aircraft are powered by Pratt & Whitney PW1000G engines.  Republic has signed an exclusive 15-year PureSolution maintenance contract with Pratt & Whitney for the support of the engines.

“Republic is pleased to be the North American launch customer for the CSeries aircraft,” said Bryan Bedford, chairman, president and CEO of Republic Airways. “This aircraft will bring next-generation advantages to all phases of its mission, including passenger comfort, dependability, efficiency and economics.”

“The CS300 will help us dramatically reduce our fuel consumption and impact on the environment. Our customers will also appreciate the generous amount of personal space with wider aisles, increased shoulder room, improved storage bins and extra-large windows,” Bedford added.

“The CSeries aircraft program is a significant part of Bombardier’s future, and we’re delighted that Republic Airways will be part of it,” said Gary R. Scott, President, Bombardier Commercial Aircraft. “This major CSeries order from our first North American customer reflects the confidence Republic Airways has in Bombardier’s ability to deliver a game-changing aircraft and to service the airline’s requirements.”

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Lynx Aviation, Midwest Airlines, Republic Airlines and Shuttle America, collectively "the airlines." The airlines offer scheduled passenger service on approximately 1,600 flights daily to 118 cities in 44 states, Canada, Costa Rica, and Mexico under branded operations at Frontier, Midwest, and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 11,000 aviation professionals and operate 283 aircraft.

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